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[LOGO] MIDDLE BAY
       OIL COMPANY, INC.
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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
                                                STEVE W. HEROD
                                                713/759-6808, EXT. 104



            MIDDLE BAY OIL COMPANY, INC. EXTENDS EXPIRATION DATE OF
                 OFFER FOR SHARES OF ENEX RESOURCES CORPORATION
                        COMMON STOCK AT $15.00 PER SHARE

HOUSTON, TEXAS, MARCH 16, 1998...Middle Bay Oil Company, Inc. ("Middle Bay") (NASDAQ:MBOC) announced today that it has extended the expiration date of time for its cash tender offer for common shares of Enex Resources Corporation ("Enex")(NASDAQ:ENEX) to 12:00 midnight, Houston, Texas time on March 20, 1998. All other terms of the offer, including rights of withdrawal, remain unchanged.


The purpose of the tender offer is to acquire shares that will represent at least a majority of the outstanding common stock of Enex. The tender offer is intended to result in the acquisition of 100% of Enex's outstanding common stock.

John J. Bassett, President and Chief Executive Officer of Middle Bay, stated, "We are pleased at the response to the tender offer. To date, we believe that a sufficient number of shares have been tendered or are in the process of being tendered to constitute a majority of the Enex shares."

The tender offer is not subject to any financing condition. It is, however, conditioned upon, among other things, (i) at least a majority of the Enex common shares being validly tendered and not withdrawn prior to the extended expiration date, and (ii) certain actions by the Board of Directors of Enex to facilitate the tender offer and to provide, subject to successful completion of the offer, for the ultimate replacement of the Enex Board by designees of Middle Bay.

Enex Resources Corporation is an independent oil and gas production and development company, headquartered in Kingwood, Texas, with operations primarily in Texas.

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company, headquartered in Houston, Texas, with operations in the Gulf Coast and Mid-Continent regions.








                 OFFICES IN HOUSTON, TEXAS AND WICHITA, KANSAS
    1221 Lamar, Suite 1020 - Houston, Texas 77010 - Office: 713/759-6808 -
                               Fax: 713/650-0352